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                                                                   [LOGO]
                                                                 [FORTIS]

December 4, 2003

Board of Directors
Fortis Benefits Insurance Company
576 Bielenberg Drive
Woodbury, MN  55125

RE:      VARIABLE ACCOUNT C
         FORTIS BENEFITS INSURANCE COMPANY
         FILE NO. 33-03919

Dear Sir/Madam:

I have acted as corporate counsel to Fortis Benefits Insurance Company (the "Company"), a Minnesota insurance company, and Variable Account C (the "Account") in connection with the registration of an indefinite amount of securities in the form of variable life insurance policies (the "Policies") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-6 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the Minnesota and is duly authorized by the Insurance Department of the State of Minnesota to issue the Policies.

2. The Account is a duly authorized and validly existing separate account established pursuant to the provisions of Sections 61A.13 through 61A.21 of the Minnesota Insurance Laws.

3. To the extent so provided under the Policies, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4. The Policies, when issued as contemplated by the Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form N-6 Registration Statement for the Policies and the Account.

Sincerely,

/s/ Douglas R. Lowe

Douglas R. Lowe